SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 3, 2008
Commercial Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-27894	34-1787239

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 South Sandusky Avenue, Upper Sandusky, Ohio	43351

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (419) 294-5781

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 - Regulation FD Disclosure
     On March 3, 2008, Steven M. Strine started work as the Senior Vice President and Chief Lending Officer of Commercial Savings Bank (the “Bank”), a wholly-owned subsidiary of Commercial Bancshares, Inc. (the “Company”).
     Mr. Strine, who is 52 years of age, has over 30 years of banking experience, most recently serving as Senior Vice President and Chief Lending Officer for the Ohio State Bank in Marion, Ohio. He has served as a commercial loan officer and has extensive experience in business and retail banking. Mr. Strine attended Ohio University in Athens, Ohio and North Central Technical College, Mansfield, Ohio and has also completed various lending related programs offered through different industry associations.
     Mr. Strine has been active in community service organizations in the Bank’s markets, including service as President of the Rotary Club, Public Library Trustee, YMCA Director, United Way, Booster Club, Boy Scouts and as a high school baseball coach.
     The Company entered into an Executive Employment Contract (the “Agreement”) with Mr. Strine as of March 3, 2008. Under the terms of the Agreement, the Company shall pay Mr. Strine a base salary of $105,000 annually. He will receive an automobile expense allowance of $700 per month, and will also receive one-half (1/2) of the standard mileage rate established by the Internal Revenue Service for business-related mileage. He will be eligible to participate in all compensation plans and arrangements that are available to the employees of the Company and Bank. A copy of the Agreement is attached hereto as Exhibit 10.
     Attached as Exhibit 99 and incorporated herein by reference is a press release addressing the appointment of Steven M. Strine as Chief Lending Officer, SVP of Commercial Savings Bank.

Item 9.01 - Financial Statements and Exhibits

Exhibit No.	Description
10	Executive Employment Contract between Commercial Savings Bank and Steven M. Strine, dated as of March 3, 2008.

99	Press Release concerning appointment of Steven M. Strine as Chief Lending Officer of Commercial Savings Bank.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Bancshares, Inc.
(Registrant)

Date March 5, 2008	/s/ David J. Browne
David J. Browne
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10	Executive Employment Contract between Commercial Savings Bank and Steven M. Strine, dated as of March 3, 2008.

99	Press Release concerning appointment of Steven M. Strine as Chief Lending Officer of Commercial Savings Bank.